Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
High Velocity Alternative Energy Corp.
5841 West 66th Street
Bedford Park, IL 60638

We hereby consent to the incorporation by reference in this Registration Statement of High Velocity Alternative Energy Corp. on Form S-8 of our report dated May 24, 2006 included in the Annual Report on Form 10-KSB of High Velocity Alternative Energy Corp. for the year ended December 31, 2005 and to all references to our firm included in this Registration Statement.

/s/ Brown Smith Wallace, LLC

Brown Smith Wallace, LLC

St. Louis, Missouri
February 6, 2008